Brookdale Senior Living Inc.
111 Westwood Place, Suite 400
Brentwood, Tennessee 37027

August 6, 2010

[Executive]
[Address]

Re:           Severance Pay Policy Letter Agreement for [Executive] (the “Letter Agreement”)

Reference is made to that certain employment agreement, dated [______] (the “Employment Agreement”), entered into between [Executive] (the “Executive”) and Brookdale Senior Living Inc., a Delaware corporation (the “Company”).  Pursuant to this Letter Agreement, the Company and the Executive hereby mutually agree to terminate the Employment Agreement in its entirety in consideration of the Company’s adoption of the Severance Pay Policy, Tier I, (the “Policy”) attached hereto as Exhibit A, pursuant to which the Executive shall be an Eligible Employee (as such term is defined therein); provided that, the Company and the Executive hereby agree that, for purposes of applying the Policy to the Executive, the term Qualifying Separation from Service will include Executive’s voluntary Separation from Service for Good Reason (even in the absence of a Change of Control) and, as a result, Subsections 4(a)(i)(1) and 4(a)(ii)(1) of the Policy will be replaced with the versions of Subsections 4(a)(i)(1) and 4(a)(ii)(1) attached hereto as Exhibit B when applying the Policy to the Executive.  For purposes of clarity and the avoidance of doubt, upon the Executive’s acceptance and delivery to the Company of this Letter Agreement, the Policy as applied to the Executive (including with the application of the Subsections on Exhibit B as described above) will not thereafter be amended in a manner that is disadvantageous to the Executive, without the Executive’s prior written consent. It is further agreed that the Policy shall supersede and replace any other Company severance plans, programs, policies, or courses of dealing covering the Executive, which exist on the date hereof, in their entirety.  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Policy.

[By accepting the terms and conditions of this Letter Agreement, as reflected by the Executive’s signature below, the Executive hereby agrees to be bound, to the extent not already bound, by the restrictive covenants attached hereto as Exhibit C.]

BROOKDALE SENIOR LIVING INC.

By:

Title:

Accepted and Agreed:
Executive
Date

EXHIBIT A

Severance Pay Policy, Tier I

[attached]

BROOKDALE SENIOR LIVING INC.

SEVERANCE PAY POLICY

TIER I

Effective August 6, 2010

TABLE OF CONTENTS

Section 24.	Cooperation	14
Section 25.	Miscellaneous Provisions	14

SEVERANCE PAY POLICY

TIER I

Effective August 6, 2010, Brookdale Senior Living Inc. (sometimes hereinafter referred to as the “Company”) established the Brookdale Senior Living Inc. Severance Pay Policy, Tier I (hereinafter the “Policy”), for the benefit of a select group of management and highly compensated employees of the Company who are eligible to participate as described herein.

This Policy supersedes any employment agreements, Company severance plans, programs, policies, or course of dealing covering eligible employees, both formal and informal.

Section 1.                 Purpose of the Policy

The purpose of the Policy is to ensure that all eligible employees are given assurance of a determinable amount of Severance Pay and/or Severance Benefits in the event of a Separation from Service under the conditions specified in this Policy.

Section 2.                 Eligible Employees

The Policy is applicable to those employees of the Company and its Subsidiaries who are members of the Company’s Executive Committee (excluding the Chief Executive Officer) (the “Executive Committee Members”) and other officers of the Company who have a title of Executive Vice President or higher (the “Other Eligible Employees”).  For purposes of the Policy, all such employees shall be referred to herein as “Eligible Employees.”

Section 3.                 Definitions

(a)           “Affiliate” means an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act (the “Exchange Act”).  For purposes of determining whether an Eligible Employee has had a Separation from Service, Section 1.409A-1(h)(3) of the Treasury Regulations shall determine whether an Affiliate is a “service recipient” under Code Section 409A.

(b)           “Cause” shall mean and be limited to the following:

(i)           conviction of, guilty plea concerning or confession of any felony;

(ii)           any act of fraud, theft or embezzlement committed by the Eligible Employee in connection with the Company’s or its Subsidiaries’ business,

(iii)           any material breach of any reasonable and lawful rule or directive of the Company;

(iv)           the gross or willful neglect of duties or gross misconduct by the Eligible Employee; or

(v)           the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board of Director’s (the “Board’s”) good faith determination materially interferes with the performance of the Eligible Employee’s duties to the Company.

(c)           “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred:

(i)           any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)           there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(iii)           the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (a) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (b) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. As used in the foregoing definition of “Change in Control”, the term “Company” shall not include any successor of the Company.

(d)           “Claim” shall mean any request for Severance Pay under the Policy, which Claim shall be deemed to be made on the date of an Eligible Employee’s Separation from Service.  Any claim for Severance Benefits shall be made and determined in accordance with the terms of the applicable health plan pursuant to which such benefits are provided.

(e)           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)           “Disability” shall mean, as determined by the Board in good faith, an Eligible Employee’s inability, due to disability or incapacity, to  perform all of the Eligible Employee’s duties hereunder on a full-time basis for (i) periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous period of three hundred and sixty five (365) days or, (ii) where the Eligible Employee’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and the Eligible Employee is unable to resume the Eligible Employee’s duties on a full time basis within ten (10) days of receipt of written notice of the Board’s determination under this clause (ii).

(g)           “Good Reason” means the occurrence, without the express prior written consent of  an Eligible Employee, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notification by the Eligible Employee (which written notice must be delivered within ninety (90) days of the occurrence of such circumstances) that the Eligible Employee intends to terminate the Eligible Employee’s employment for one of the reasons set forth below:

(i)           the failure by the Company to pay to the Eligible Employee any material portion of the Eligible Employee’s base salary or bonus within thirty (30) days of the date such compensation is due; or

(ii)           the relocation of the Eligible Employee’s principal office at the Company to a location outside a fifty (50) mile radius from the Eligible Employee’s present principal office location with Brookdale; or

(iii)           the Eligible Employee is assigned duties, compensation or responsibilities that are materially and significantly reduced with respect to the scope or nature of his/her duties, compensation and/or responsibilities.

The right to effect a Separation from Service for Good Reason must be exercised by an Eligible Employee within six (6) months following the initial existence of the condition that constitutes Good Reason, otherwise the right to a Separation from Service on the basis of that condition shall be deemed to have been waived.

(h)           “Notice” shall mean any notice required under the Policy; which notice shall be in writing.  Notice hereunder shall be deemed to have been given when delivered in person to the Company or an Eligible Employee; or actually received by the Company or an Eligible Employee after being transmitted by facsimile to the Company or an Eligible Employee; or, deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, addressed to the

Company or an Eligible Employee at their respective last known principal business address, and thereafter actually received by the Company or an Eligible Employee.  The burden to prove timely delivery to and receipt by the other party shall be on the party giving notice.

(i)           “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, its Affiliates or any of their respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(j)           “Policy Administrator” shall mean the Company, or the Person(s), committee or other group designated by the Company to serve as Policy Administrator.

(k)           “Qualifying Separation from Service” shall mean the Eligible Employee’s Separation from Service with the Company either (i) initiated by the Company without Cause or (ii) as a result of the Eligible Employee’s voluntary Separation from Service for Good Reason within twelve (12) months following a Change of Control.  A Qualifying Separation from Service shall not include a Separation from Service initiated by the Company by reason of Cause, or as a result of the Eligible Employee’s voluntary resignation, retirement, death or Disability except as provided in Section 3(k)(ii) above.

(l)           “Release” shall mean the Waiver and Release which an Eligible Employee is required to provide the Company in accordance with Section 7 of the Policy.

(m)           “Separation from Service” shall mean an Eligible Employee’s cessation of services to the Company and/or its Subsidiaries and/or its Affiliates.  For purposes of this Policy, an Eligible Employee is treated as continuing in employment with the Company while the Eligible Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Eligible Employee retains a right to reemployment with the Company under an applicable statute or by contract.  A leave of absence shall constitute a bona fide leave of absence only if there is a reasonable expectation an Eligible Employee will return to perform services for the Company following such leave.  If the period of leave exceeds six (6) months and an Eligible Employee does not retain a right to reemployment under an applicable statute or by contract, the Eligible Employee will be deemed to have a Separation from Service on the first date immediately following such six (6) month period.  Notwithstanding the foregoing, if (i) a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and (ii) such impairment causes an Eligible Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, then a twenty-nine (29) month period of absence shall be substituted for the six (6) month period described above.  For purposes of this Policy, an Eligible Employee shall be deemed to have experienced a Separation from Service on any date the Eligible Employee’s level of bona fide services performed for the Company decreases to a level equal to twenty percent (20%) or less of the average level of services rendered by the Eligible Employee during the thirty-six (36) month period ending on such date or the full period of services rendered by the Eligible Employee for the Company if the Eligible Employee has been providing services to the Company for less than thirty-six (36) months as of such date.  Whether a Separation from Service has occurred will be determined in accordance with Treasury Regulation 1.409A-1(h), or any successor thereto.

(n)           “Severance Pay” shall mean the severance pay payable to an Eligible Employee whose employment is terminated as provided in Section 4(a) of the Policy.

(o)           “Severance Benefits” shall mean those benefits payable to the Executive whose employment is terminated as provided in Section 4(b) of the Policy.

(p)           “Subsidiary” means any corporation or other entity in a chain of corporations or other entities (beginning with the Company and ending with the Subsidiary to which the service provider provides direct services on the date of grant of the Award) in which each corporation or other entity has a "controlling interest" in another corporation or other entity in the chain.  For purposes of determining whether an Eligible Employee has had a Separation from Service, Section 1.409A-1(h)(3) of the Treasury Regulations shall determine whether a Subsidiary is a Service Recipient under Code Section 409A.

Section 4.                 Severance Pay and Severance Benefits.

(a)           Severance Pay.  In the event that (i) an Eligible Employee’s employment is terminated as a result of a Qualifying Separation from Service and (ii) the Eligible Employee timely provides the Company with an enforceable Release in accordance with Sections 5 and 7 of the Policy which is acceptable to the Company in its sole discretion, the Company shall pay to the Eligible Employee and provide the Eligible Employee the following Severance Pay and/or Severance Benefits:

(i)           If at the time of the Separation from Service such Eligible Employee is an Executive Committee Member (or if such employee was otherwise an Executive Committee Member before the occurrence of circumstances giving rise to Good Reason):

(1)           If Separation from Service by the Company without Cause:

(A)           Two hundred and fifty percent (250%) of annual salary at the current rate of base salary in effect at the Separation from Service (provided, however, that notwithstanding anything else contained herein the Severance Pay Period under this Section 4(a)(i)(1) shall be eighteen (18) months).

(2)           If Separation from Service by the Company without Cause or by an Eligible Employee with Good Reason within twelve (12) months following a Change in Control:

(A)           Three hundred percent (300%) of annual salary at the current rate of base salary in effect at the Separation from Service (or, if greater, before the occurrence of circumstances giving rise to Good Reason)

(provided, however, that notwithstanding anything else contained herein the Severance Pay Period under this Section 4(a)(i)(2) shall be eighteen (18) months).

(ii)           If at the time of the Separation from Service such Eligible Employee is an Other Eligible Employee (or if such employee was otherwise an Other Eligible Employee before the occurrence of circumstances giving rise to Good Reason):

(1)           If Separation from Service by the Company without Cause:

(A)           Twelve (12) months salary at the current rate of base salary in effect at the Separation from Service; and

(B)           Seventy-five percent (75%) of the target annual bonus for the current year.

(2)           If Separation from Service by the Company without Cause or by an Eligible Employee with Good Reason within twelve (12) months following a Change in Control:

(A)           Twelve (12) months salary at the current rate of base salary in effect at the Separation from Service (or, if greater, before the occurrence of circumstances giving rise to Good Reason); and

(B)           One hundred percent (100%) of the annual cash incentive target for the current year (or, if greater, one hundred percent (100%) of the target annual bonus before the occurrence of circumstances giving rise to Good Reason).

(b)           Severance Benefits.  In the event of a Qualifying Separation from Service, an Eligible Employee shall be eligible to elect COBRA continuation benefits pursuant to Section 4980B of the Code and Section 601, et. seq. of ERISA (“COBRA”) under the Company’s medical plan (including dependent coverage where applicable) in accordance with the terms of the applicable plan, as such plan may be amended from time to time (the “Severance Benefits”).  If the Eligible Employee elects to continue health insurance coverage through COBRA, the Company will continue to provide current coverage (minus the amount of the then-applicable employee contribution portion) during the Severance Pay Period (exclusive of any tax consequences to the recipient(s) on resulting coverage or benefits) as if the Eligible Employee were still an active employee of the Company.  The costs of the Company’s portion of any premiums due under this Section 4(b) shall be included in the Eligible Employee’s gross income to the extent the provision of such benefits would be deemed to be discriminatory under Section 105(h) of the Code.  For the avoidance of doubt, the parties mutually agree any Severance Benefits paid during the Severance Pay Period shall run concurrently with the applicable COBRA continuation period and the Eligible Employee shall be solely responsible for the full cost of any heath premiums for the continuation of COBRA coverage which may extend past the Severance Pay Period, if any.  Notwithstanding the foregoing,  the Eligible Employee’s Severance Benefits coverage shall end on the earliest of (A) the last day of the

Severance Pay Period (as defined below), (B) the date of any material breach of the provisions of this Policy by the Eligible Employee, or (C) the date the Eligible Employee first becomes eligible for medical coverage under another plan, program or other arrangement of any type or description, without regard to whether the Eligible Employee neglects, refuses or otherwise fails to take any action required for enrollment in such other plan, program or other arrangement.  The Eligible Employee shall provide Notice to the Company in writing within seven (7) days of becoming eligible for any such alternate coverage.

Section 5.                 Payment of Severance Pay and Severance Benefits.

Severance Pay will be paid to an Eligible Employee in equal periodic installments (with such installments spanning the number of months for which the salary component of Severance Pay is calculated in Section 4(a), provided, however, that notwithstanding anything else contained herein the Severance Pay Period under Sections 4(a)(i)(1) and 4(a)(i)(2) shall be eighteen (18) months (the “Severance Pay Period”)) on the Company’s regular payroll dates, with such payments commencing as of the Severance Commencement Date, so long as all requirements of this Section 5 and all other provisions of this Policy regarding the payment of Severance Pay are met.  Severance Benefits shall be provided in accordance with Section 4(b) of the Policy.  Notwithstanding any other provision of the Policy, any Severance Pay shall be paid or commence on the sixtieth (60th) day (the “Severance Commencement Date”) following the Eligible Employee’s Qualifying Separation from Service, so long as the Eligible Employee has signed and returned a Release and the seven (7) day revocation period (as described in Section 7 of the Policy) for the signed Release has expired.  If a signed Release is not returned, the Eligible Employee revokes the Release or the seven (7) day revocation period has not expired by the sixtieth (60th) day following the Eligible Employee’s Separation from Service, the Eligible Employee shall forfeit all Severance Pay and the right to any continued Severance Benefits (as of the date of revocation or the Severance Commencement Date, whichever is earlier).  All taxes and other deductions required by law, and any additional sums owing the Company shall be deducted from any Severance Pay and/or Severance Benefits as determined by the Policy Administrator in its sole discretion and in accordance with Section 6 of the Policy. Any benefits that accrue under this Policy, if any, are net of any such amount other than taxes and other deductions required by law.

Section 6.                 Section 409A

It is intended that (i) each payment or installment of  payments provided under this Policy is a separate “payment” for purposes of Code Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of  Code Section 409A including those exceptions provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay).  Notwithstanding anything to the contrary in this Policy, if the Company determines (i) that on the date of an Eligible Employee’s Separation from Service or at such other time that the Company determines to be relevant, the Eligible Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Eligible Employee pursuant to this Policy are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Policy, then such payments shall be delayed until the date that is six (6) months after the date of the Eligible Employee’s Separation from Service with the Company, or if earlier, the Eligible Employee’s death.  Any payments delayed pursuant to this Section 6 shall be made in a lump sum on the first day of the seventh month following the Eligible Employee’s Separation from Service or, if earlier, the Eligible Employee’s death.

Notwithstanding any other provision of this Policy to the contrary, in no event shall any payment under this Policy that constitutes “deferred compensation” for purposes of Code Section 409A and the Treasury Regulations promulgated thereunder be subject to offset (excluding any forfeiture of Severance Pay or Severance Benefits pursuant applicable sections of this Policy) by any other amount unless otherwise permitted by Code Section 409A.

Section 7.                 Waiver and Release

In order to receive the Severance Pay or to continue to receive the Severance Benefits available under the Policy, an Eligible Employee must execute and submit to the Policy Administrator a signed, enforceable Release reasonably satisfactory to the Company pursuant to the time periods of the applicable Release and within forty-five (45) days of receiving the Release.  In the Release, the Eligible Employee will waive all claims or causes of action arising out of or related to his/her employment and the termination of his/her employment.  Such Release shall be provided to an Eligible Employee within three (3) business days of the date of the Eligible Employee’s Qualifying Separation from Service.

An Eligible Employee may revoke his/her signed Release within seven (7) days of signing such Release, provided such revocation is made in accordance with the provisions for revocation set forth below.  Any such revocation must be made in writing and must be received by the Policy Administrator within such seven (7) day period. If an Eligible Employee timely revokes his/her Release he/she shall not be eligible to receive any Severance Pay or continue to receive Severance Benefits under the Policy effective on the date of such revocation.  If an Eligible Employee timely submits a signed Release and does not exercise his/her right of revocation and/or the revocation period expires prior to the Severance Commencement Date he/she shall be eligible to receive Severance Pay and continue to receive Severance Benefits under the Policy. Eligible Employees are encouraged to contact their personal attorney at their own expense to review the Release, if they so desire. An Eligible Employee’s acceptance and right to retention of Severance Pay and/or Severance Benefits are contingent upon the terms of the Policy and full compliance with the terms of the Release.

Section 8.                 Restrictive Covenants

(a)           Eligible Employees must acknowledge in the Release that the restrictive covenants contained in any equity awards issued pursuant to the Company’s Omnibus Stock Incentive Plan or any predecessor or successor plan (the “Equity Plans”) and any and all other agreements between an Eligible Employee and the Company or to which an Eligible Employee is a party, relating to non-competition (as applicable), non-solicitation of employees, clients and others, non-disparagement and confidentiality will remain in force for the period specified therein and the Severance Pay that the Eligible Employee may be entitled to pursuant to this Policy is additional consideration for such restrictive covenants.

(b)           Not by way of limitation, a breach of such restrictive covenants by an Eligible Employee shall result in (i) the immediate and permanent cessation of payment of Severance Pay and the provision of Severance Benefits to such Eligible Employee, (ii) the obligation of the Eligible Employee to repay to the Company upon written demand ninety percent (90%) of the amount, cost or value of the Severance Pay and/or Severance Benefits previously paid or provided to the Eligible Employee, and (iii) the obligation of the Eligible Employee to pay to the Company its costs and expenses in enforcing this Section (including court costs, expenses and reasonable legal fees).

Section 9.                 Policy Administration

The Policy Administrator shall have the sole, absolute and final discretionary authority to determine eligibility for Policy benefits and to construe the terms of the Policy, including the making of factual determinations.  The decisions of the Policy Administrator shall be final and conclusive with respect to all questions concerning the interpretation and administration of the Policy.  The Policy Administrator may delegate to other persons responsibilities for performing certain of the duties of the Policy Administrator under the terms of the Policy and may seek such expert advice as the Policy Administrator deems reasonably necessary with respect to the Policy.  The Policy Administrator shall be entitled to rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful.

Section 10.                        Claims Procedure

(a) In General.       An Eligible Employee may file a Claim for Severance Pay benefits with the Policy Administrator. The Policy Administrator will notify the claimant of any adverse benefit determination within a reasonable period of time, but in no event later than sixty (60) days after receipt of the Claim. The sixty (60) day period may be extended by an additional sixty (60) days for matters beyond the control of the Policy Administrator as long as the claimant is notified of the reasons for such extension and the time by which a decision will be rendered prior to the expiration of the initial sixty (60) day period. An adverse benefit determination by the Policy Administrator may be appealed as provided in this Section.

(b) Adverse Benefit Determination.        The Policy Administrator will provide written or electronic notification of an adverse benefit determination within the timeframes set forth in Section 10(a) above.  This notification will include: (i) the specific reasons for the adverse benefit determination; (ii) reference to the specific Policy provisions on which the determination was based; (iii) a description of any additional material or information necessary for the claimant to perfect the Claim, and an explanation of why such material or information is needed; (iv) a description of the Policy’s review procedures and the time limits applicable to such procedures; (v) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claim other than documents which are attorney work product or which are subject to attorney-client privilege; and (vi) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

           (c) Appeals.       Upon receipt of notification of an adverse benefit determination, the claimant shall have sixty (60) days from such date to file an appeal with the Policy Administrator. The claimant may submit written comments, documents, records and other information relating to the Claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the Claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Policy Administrator will provide written or electronic notification to the claimant of its decision on appeal within a reasonable period of time, but in no event later than sixty (60) days after receipt of the appeal.  This sixty (60) day period may be extended by an additional sixty (60) days for matters beyond the control of the Policy Administrator as long as the claimant is notified of the reasons for such extension and the time by which a decision will be rendered prior to the expiration of the initial sixty (60) day period.  The Policy Administrator’s notification of its decision on appeal shall include the following:

(i)           The specific reasons for the adverse appeal determination;

(ii)           Reference to the specific Policy provisions on which the determination was based;

(iii)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claim, other than documents which are attorney work product or which are subject to attorney-client privilege; and

(iv)           A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

Section 11.                                 Equity Awards

The terms of any grant agreements with respect to equity awards issued pursuant to the Equity Plans shall govern the treatment of such awards in the event of a Separation from Service and shall not be modified hereby.

Section 12.                      280G

(a)            Notwithstanding anything in this Policy to the contrary, in the event that any payment or benefit received or to be received by an Eligible Employee (including any payment or benefit received in connection with a “Change in Control” or the termination of  an Eligible Employee’s employment or consultancy, whether pursuant to the terms of this Policy or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company or any of its subsidiaries or Affiliates making such payment or providing such benefit as a result of Code Section 280G, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement), the portion of the Total Payments that do not constitute deferred compensation within the meaning of Code Section 409A shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero).

(b)            For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which an Eligible Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to an Eligible Employee and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A); (iii) the Severance Pay payable to an Eligible Employee pursuant to Section 4(a) hereof shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) of this paragraph) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4)(B) or are otherwise not subject to disallowance as deductions by reason of Code Section 280G, in the opinion of Tax Counsel; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Code Sections 280G(d)(3) and (4).

(c)            If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue Service proceeding that, notwithstanding the good faith of an Eligible Employee and the Company in applying the terms of this Section 12, the Total Payments paid to or for an Eligible Employee’s benefit are in an amount that would result in any portion of such Total Payments being subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then, if such repayment would result in (i) no portion of the remaining Total Payments being subject to the Excise Tax and (ii) a dollar-for-dollar reduction in the Eligible Employee’s taxable income and wages for purposes of federal, state and local income and employment taxes, the Eligible Employee shall have an obligation to pay the Company upon demand an amount equal to the sum of (x) the excess of the Total Payments paid to or for the Eligible Employee’s benefit over the Total Payments that could have been paid to or for the Eligible Employee’s benefit without any portion of such Total Payments being subject to the Excise Tax; and (y) interest on the amount set forth in clause (x) of this sentence at the rate provided in Code Section 1274(b)(2)(B) from the date of the Eligible Employee’s receipt of such excess until the date of such payment.

Section 13.                      No Assignment

Severance Pay and Severance Benefits payable to or to be provided under the Policy shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such Severance Pay and/or Severance Benefits to be so subjected shall not be recognized, except to the extent required by law.

Section 14.                      No Employment Rights

The Policy is not a contract for employment and shall not confer employment rights upon any person.  No person shall be entitled, by virtue of the Policy, to remain in the employ of the

Company and nothing in the Policy shall restrict the right of the Company or its successor to terminate the employment of any Eligible Employee or other person at any time, with or without Cause.

Section 15.                      Policy Funding

The payments to an Eligible Employee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. No person shall have nor acquire any interest in any such assets by virtue of the provisions of this Policy or any other agreement in connection with the Policy.  The Company’s obligation hereunder shall be unfunded and unsecured.  To the extent that the Eligible Employee acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company.  No such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company.

Nothing contained in this Policy, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his beneficiary, or any other person.

Section 16.                      Survival of Policy Upon a Change in Control

The Policy shall survive a Change in Control of the Company and shall be binding upon any successor entity that is the survivor, successor, reorganized, affiliated or purchaser organization resulting from a combination, restructuring, merger, functional reorganization, sale, affiliation or other reorganization of the Company.  Upon the Change in Control of the Company, the successor entity shall assume the obligations and liabilities of the Policy.  All Eligible Employees who were employed by the Company as of a Change in Control shall continue to be eligible to receive the Severance Pay and/or Severance Benefits available under the Policy and such Severance Pay and/or Severance Benefits shall be payable by the successor entity.  Notwithstanding the foregoing provisions of this Section, following a Change in Control of the Company, nothing in the Policy shall preclude the successor entity from adopting its own new change in control severance plan for employees covering a subsequent change in control, provided, however, that any such new change in control severance plan shall not in any way change the ability of all Eligible Employees who were employed by the Company as of a Change in Control to continue to be eligible to receive the Severance Pay and/or Severance Benefits available under the Policy, except within the limitations of Section 20.

Section 17.                      Applicable Law

The Policy shall be governed and construed in accordance with ERISA and, in the event that any reference shall be made to State law, the internal laws of the State of Tennessee shall apply to the extent not preempted by ERISA. It is intended that the Policy  meet an exception from, or comply with, applicable provisions of Code Section 409A and the Treasury Regulations promulgated thereunder and, to the extent such section or regulations apply, the Policy shall be construed and administered accordingly.

Section 18.                                Severability

Any provision of this Policy which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Policy invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

Section 19.                      Policy Year

The ERISA plan year of this Policy shall be the twelve-month period commencing on January 1 of each year.

Section 20.                      Amendment/Termination of Policy

With respect to amendments to clarify existing provisions of the Policy or to conform the Policy to the requirements of law, the Company reserves the right in its sole discretion to amend the Policy to the full extent permitted by and in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder at any time, retroactively or otherwise, either by written resolution of the Company’s Board or in writing signed by the Compensation Committee of the Board.  Except as otherwise provided in this Section, the Company reserves the right in its sole discretion to amend or terminate the Policy at any time either by written resolution of the Company’s Board or in writing signed by the Compensation Committee of the Board, provided, however, that (i) any such amendment or termination which would reduce or otherwise adversely affect the benefits of an Eligible Employee who has previously incurred a Qualifying Separation from Service may not take effect as to the affected Eligible Employee without the written consent of the affected Eligible Employee, and (ii) any such amendment or termination which would reduce or adversely affect the benefits which may be payable to an Eligible Employee who has not yet incurred a Qualifying Separation from Service at the time of the amendment shall be effective not sooner than thirty (30) months from the date of such written action in the event the written action occurs on or after the date of a Change in Control, and (iii) any amounts paid in connection with such termination are paid in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.  In the event of termination of the Policy, an Eligible Employee whose Severance Pay and/or Severance Benefits are in payment status when such Policy termination occurs shall continue to be paid his/her Severance Pay and/or Severance Benefits as if the Policy had not terminated.

Section 21.                      Recovery of Payments Made by Mistake

An Eligible Employee shall be required to return immediately to the Company any Severance Pay and/or Severance Benefits payment or portion thereof, made by a mistake of fact or law, to the extent permitted by Section 409A of the Code.

Section 22.                                Representations Contrary to the Policy

No employee, officer, or director of the Company has the authority to alter, vary, or modify the terms of the Policy except by means of an authorized written amendment to the Policy.  No verbal or written representations contrary to the terms of the Policy and its written amendments shall be binding upon the Policy, the Policy Administrator, or the Company, nor may any such representation be relied upon by Eligible Employee.

Section 23.                      ERISA

To the extent this Policy is governed by ERISA, this Policy shall cover certain employees of the Company who are members of a “select group” of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA.  The Company shall have the authority to take any and all actions necessary or desirable in order for the Policy to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for employees who are members of a select group of management or highly compensated employees.

Section 24.                      Cooperation

In order to be eligible to receive Severance Pay and/or Severance Benefits under this Policy, an Eligible Employee must fully cooperate with the Company, its attorneys, agents, representatives, and employees with respect to legal and business matters that are either known at the time of an Eligible Employee’s Separation from Service or that may later become known.  Cooperation includes but is not limited to release of documents, review of documents, and attending depositions, hearings, and trials on reasonable notice.

Section 25.                      Miscellaneous Provisions

All pay and other benefits (except Policy Severance Pay and Severance Benefits), payable to an Eligible Employee as of his/her date of Separation from Service with the Company according to the established policies, plans, and procedures of the Company shall be paid in accordance with the terms of those established policies, plans, and procedures. In addition, any benefit continuation or conversion rights which an eligible Employee has as of his/her date of Separation from Service with the Company according to the established policies, plans, and procedures of the Company shall be made available to him/her.

BROOKDALE SENIOR LIVING INC.

By:	/s/ W.E. Sheriff

Title:	Chief Executive Officer

EXHIBIT B

Section 4(a)(i)(1) provisions to be applied to the Executive:

(1)           If Separation from Service by the Company without Cause or by an Eligible Employee with Good Reason:

(A)           Two hundred and fifty percent (250%) of annual salary at the current rate of base salary in effect at the Separation from Service (or, if greater, before the occurrence of circumstances giving rise to Good Reason) (provided, however, that notwithstanding anything else contained herein the Severance Pay Period under this Section 4(a)(i)(1) shall be eighteen (18) months).

Section 4(a)(ii)(1) provision to be applied to the Executive:

(1)           If Separation from Service by the Company without Cause or by an Eligible Employee with Good Reason:

(A)           Twelve (12) months salary at the current rate of base salary in effect at the Separation from Service (or, if greater, before the occurrence of circumstances giving rise to Good Reason); and

(B)           Seventy-five percent (75%) of the target annual bonus for the current year (or, if greater, seventy-five percent (75%) of the target annual bonus before the occurrence of circumstances giving rise to Good Reason).

EXHIBIT C

Restrictive Covenants

Noncompetition. The Executive agrees that during the period of his employment with the Company and for the one (1) year period immediately following the termination of such employment for any reason or for no reason, the Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business in the Area. The Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on the Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice. Solely for purposes of this  paragraph: “Area” means a 15 mile radius of any senior living facility owned, managed or operated by the Company (or its successor) at the time Executive’s employment is terminated; and “Competing Business” means the business of owning, operating or managing senior living facilities having gross annualized revenues of at least $35 million or owning, operating or managing, in the aggregate, at least 1,000 units/beds provided that at least 750 units/beds owned, operated or managed by such business are located within the Area.